Exhibit 3.1

FILED # C25630-99

OCT 14 1999

ARTICLES OF INCORPORATION

OF

International Sports Marketing Group, Inc.

The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Nevada

ARTICLE I     NAME

The name of the corporation shall be International Sports Marketing Group, Inc.

ARTICLE II     NATURE OF BUSINESS

This corporation may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Nevada, or any other state, county, territory or nation.

ARTICLE III     CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is twenty-five million (25,000,000) shares of common stock having a par value of $0.001 per share.

ARTICLE IV     ADDRESS

The street address of the initial registered office of the corporation shall be 2921 N. Tenaya Way, Suite 208, Las Vegas, Clark County, Nevada 89128 and the name of the initial Registered Agent for the corporation at that address is CORPORATE CAPITAL FORMATION, INC.

ARTICLE V     TERM OF EXISTENCE

This corporation shall exist perpetually.

ARTICLE VI

DIRECTORS' AND OFFICERS' LIABILITY

A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of NRS 78.300. Any repeal or modification of this Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is a legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement), reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law agreement, vote of stockholder, provision of law or otherwise, as well as their rights under this Article.

ARTICLE VIII     SELF DEALING

No contract or other transaction between the corporation and other corporations, in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the directors of the corporation is or are interested in a contract or transaction, or are directors or officers of any other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in such contract, act or transaction, or in any way connected with such person or person’s firm or corporation, and each and every person who may become a director of the corporation is hereby relieved from any liability that might otherwise exist from this contracting with the corporation for the benefit of himself or any firm, association or corporation i.1 which he may be in any way interested. Any director of the corporation may vote upon any transaction with the corporation without regard to the fact that he is also a director of such subsidiary or corporation.

This corporation shall have a minimum of one director and a maximum of nine. The initial Board of Directors shall consist of Michael E. Smith, 2921 N. Tenaya Way, suite 208 Las Vegas, Nevada 89128

ARTICLE IX     INCORPORATOR

The name and address of the incorporator is: Corporate Capital Formation, Inc.

Michael E. Smith, Secretary

2921 N, Tenaya Way, Suite 208

Las Vegas, Nevada 89128

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 13 day of October, 1999.

Incorporator:

Corporate Capital Formation, Inc.

Michael Smith, Secretary

STATE OF NEVADA

COUNTY OF CLARK

The foregoing instrument was executed and acknowledged before me this 13th day of October, 1999, by Michael E. Smith.

Notary Public

State of Nevada

My Commission Expires:

Oct. 7, 2001

DESIGNATION OF AND ACCEPTANCE

BY REGISTERED AGENT

The following is submitted in compliance with the laws of the State of Nevada International Sports Marketing Group, Inc., a corporation organizing under the laws of the State of Nevada, with its principal office located at 2921 N. Tenaya Way, Suite 208, Las Vegas, Nevada 89128, has named Corporate Capital Formation, Inc., whose address is 2921 N. Tenaya Way, Suite 208, Las Vegas, Nevada 89128, as its Agent to accept service of process within this State.

ACCEPTANCE:

I agree as Resident Agent to accept service of process; to keep the office open during prescribed hours; to post my name (and any other officers of said corporation authorized to accept service of process at the above designated address) in some conspicuous place in the office as required by law.

Resident

Corporate Capital Formation, Inc.

Michael E Smith, Secretary